Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SQUARE, INC.

Square, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 17, 2009, under the name Seashell, Inc.

2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3. Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted this Certificate of Amendment.

4. ARTICLE I of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“The name of the Corporation is Block, Inc.”

5. ARTICLE II of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“The name and address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.”

The terms and provisions of this Certificate of Amendment shall become effective at 12:01a.m., Eastern Time on December 10, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 9th day of December, 2021.

SQUARE, INC. a Delaware corporation

By:	/s/ Sivan Whiteley
Name: Sivan Whiteley
Title: Chief Legal Officer and Corporate Secretary